February 15, 2007

To: Employees of BJ Services

Re: Ken Williams Elects Retirement.

Ken Williams, the Company's Vice President and Division President of US/Mexico Operations has informed me he would like to retire effective March 31. Ken has been with the Company for over 34 years, working his way up from Sales Engineer Trainee to one of the top management positions of the Company. Ken has been instrumental in the significant revenue and earnings growth experienced by the Company. He will leave a legacy of growth and improvement to the culture and value of the Company.

Please join me in wishing Ken and his wife, Susan, the best in his retirement.

J. W. Stewart

JWS/nh